Exhibit 99.1

Contact:	Investor Relations
Vicki Pratt
Investor Relations
330-484-8172
Email: ir@hartvillegroup.com
HARTVILLE GROUP, INC. Announces Intent to Voluntarily Deregister
Its Common Stock
CANTON, OH, December 15, 2008 (GLOBE NEWSWIRE) — HARTVILLE GROUP, INC. (HVLL) announced today that it intends to voluntarily deregister its common stock under the Securities Exchange Act of 1934 and cease filing reports with the Securities and Exchange Commission (the “SEC”) prior to the end of 2008. In addition, the Company will be notifying the National Association of Securities Dealers (NASD) that it will no longer be eligible for its common stock to be quoted on the Over-The-Counter Bulletin Board (OTCBB).
The decision to take these voluntary actions is a cost savings step that will reduce expenses associated with compliance efforts, as well as professional fees and other administrative costs. The common stock is thinly traded and the Company does not believe the benefits of having its common stock quoted and registered outweigh the costs. Management believes the expense reductions will allow it to maximize shareholder value.
The company plans to file a Form 15 to deregister its common stock under Section 12 of the Securities Exchange Act of 1934 by December 30, 2008. It is eligible to deregister because it has fewer than 500 record holders of its common stock. Upon the filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8K, will immediately be suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC.
The future reporting of the Company’s financial results will follow Nevada state law (state of incorporation) and its Bylaws. It is anticipated that this will result in a distribution of its annual financial statements to record holders.
About HARTVILLE GROUP, INC.
Hartville Group, Inc. (“Hartville Group”) is a holding company whose wholly owned subsidiaries include Hartville Re Ltd. (“Hartville”) and Petsmarketing Insurance.com Agency, Inc. (“the Agency”). Hartville is a reinsurance company that is registered in the Cayman Islands, British West Indies. Hartville was formed to reinsure pet health insurance that is being marketed by the Agency. The Agency is primarily a marketing and administration company concentrating on the sale of its proprietary health insurance plans for domestic pets. The Company accepts applications, underwrites and issues policies. For more information on Hartville Group and its insurance offerings, please visit http://www.hartvillegroup.com.

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